FOR IMMEDIATE RELEASE	Exhibit 99.1

Northwater Resources, Inc. Announces Closing of Financings

Vancouver, British Columbia, April 19, 2006 – Northwater Resources, Inc., (OTCBB:NWRS.PK) (the "Company") announces that it has closed three tranches of an equity private placement on February 1, 2006, February 17, 2006 and March 20, 2006. The Company issued 460,000 common shares for gross proceeds of $115,000.

The securities issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933. The Company has agreed to registration rights for the shares of common stock underlying the warrants, although the securities to be issued are restricted and may not be sold or offered in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes or the warrants. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

The proceeds of the financing will be used for working capital.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the closing of three tranches of an equity financing. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the use of our private placement proceeds.

These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate.

CONTACT:

Northwater Resources, Inc.

Tom Raptis

Phone: 604-699-8664